Exhibit 99.1

CIT Completes Sale of its European Rail Business

Exits last ongoing overseas operation and outlines plan to further optimize funding

NEW YORK – CIT Group Inc. (NYSE: CIT) today announced that it completed the sale of NACCO, its European rail leasing business, for net proceeds of $1.1 billion based on current exchange rates. The sale was completed in two separate transactions and included approximately $1.2 billion in assets, which resulted in a modest pre-tax gain.

The operations, headquartered in Paris, and assets, including approximately 11,000 rail cars, were sold to German-based VTG Aktiengesellschaft (VTG). On Oct. 1, 2018, the operations and assets in Germany and Luxembourg, which included approximately 4,400 rail cars, were sold to a consortium of buyers consisting of WASCOSA AG and a subsidiary of Aves One AG.

A portion of the proceeds will be used to further optimize CIT’s funding profile, including redeeming the U.S. railcar securitization, terminating the total return swap facility, and repaying additional outstanding unsecured company debt. The balance of the proceeds will be used to return capital to shareholders as part of the previously announced $750 million return of common equity and for general corporate purposes. As a result of these collective actions, CIT expects to fund a greater portion of railcars in its CIT Bank, N.A. subsidiary, which offers a more efficient deposit-based funding structure.

“This marks another step forward on our strategic plan to simplify and strengthen the company as we focus on growing our core businesses,” said Chairwoman and Chief Executive Officer Ellen R. Alemany. “With the sale of NACCO completed, we have exited our last ongoing overseas operation, which allowed us to initiate a series of steps to further optimize our funding profile and focus on our core strengths in North America.”

CIT’s ongoing Rail business includes railcar leasing and equipment financing in the U.S., Canada and Mexico, where the company has a young and diverse fleet and a leading market position.

For the NACCO transactions, CIT was represented by financial advisors from Credit Agricole CIB and legal counsel from Dechert LLP with a multi-disciplinary team in London, Paris, Munich, Frankfurt, Brussels and Luxembourg.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with approximately $50 billion in assets as of June 30, 2018. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has approximately $30 billion of deposits and more than $40 billion of assets. CIT provides financing, leasing, and advisory services principally to middle-market companies and small businesses across a wide variety of industries.

It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. For more information, visit cit.com and follow us on Twitter, LinkedIn, YouTube and Facebook.

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Contacts

CIT MEDIA RELATIONS:

Gina Proia

(212) 771-6008

Gina.Proia@cit.com

CIT INVESTOR RELATIONS:

Barbara Callahan

(973) 740-5058

Barbara.Callahan@cit.com